Exhibit 99.1

Tuesday, April 26, 2005

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti - Chairman & CEO
860-435-9801 or jp@salisburybank.com
                --------------------

FOR IMMEDIATE RELEASE


SALISBURY BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Lakeville,  Connecticut, April 26,  2005/PRNewswire.....Salisbury  Bancorp, Inc.
(the "Company"),(AMEX:SAL) the holding company for Salisbury Bank and Trust Company announced today that net income for the first quarter of 2005 was $1,328,566 or $.79 per share. This compares to 2004 first quarter net income of $1,071,777 or $.75 per share. The improvement in earnings is primarily attributable to an increase in earning assets resulting from the merger with the Canaan National Bancorp, Inc. during the fourth quarter of 2004. The Company previously announced a first quarter dividend of $.25 per common share that is payable on April 27, 2005 to shareholders of record as of March 31, 2005. This compares to a $.24 per common share dividend that was paid to shareholders for the first quarter of 2004 and represents an increase of 4.2%.

Salisbury Bancorp, Inc.'s sole subsidiary, Salisbury Bank and Trust Company, is a community bank. The Company has assets in excess of $396 million and continues to serve the communities of northwestern Connecticut and proximate communities in New York and Massachusetts which it has done for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon, Connecticut and South Egremont and Sheffield, Massachusetts. The Bank offers a full compliment of consumer and business banking products and services as well as trust services.

                                    Quarter Ended
                                       March 31
                                  2005          2004
                                  ----          ----
                                     (unaudited)
Interest and Dividend Income   $5,034,107   $3,754,516
Net Interest and Dividend
 Income                         3,388,504    2,485,564
Noninterest Income              1,389,300    1,092,428
Provision for Loan Losses          90,000       60,000
Income Before Taxes             1,661,491    1,440,977
Income Tax Expense                332,925      369,200

Net Income                     $1,328,566   $1,071,777
Earnings Per Share             $      .79   $      .75

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.